Exhibit (a)(16)

CONTACTS:
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National Vision Associates, Ltd.
Angus Morrison
Senior Vice President, CFO & Treasurer
770-822-4285
www.nationalvision.com

Janice J. Kuntz
Fleishman-Hillard, Inc.
404-659-4446

FOR IMMEDIATE RELEASE
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October 9, 1998

NATIONAL VISION ASSOCIATES, LTD.
ANNOUNCES
SATISFACTION OF FINANCING CONDITION OF TENDER OFFER

LAWRENCEVILLE, Georgia   October 9, 1998 -- National Vision
Associates, Ltd. (NASDAQ: NVAL) announced today that the financing condition of its offer to purchase all of the outstanding stock, warrants and options of New West has been satisfied. National Vision has consummated the private offering of $125,000,000 principal amount of 12 3/4% Senior Notes due 2005. The private offering was placed to select institutional investors pursuant to Rule 144A under the Securities Act by an investment banking group led by Schroder & Co. Inc. and including First Union Capital Markets and NationsBanc Montgomery Securities LLC. State Street Bank and Trust Company is serving as Trustee under the Indenture for the Notes.

The expiration date of the tender offer remains midnight, Eastern time on Thursday, October 22, 1998. As of 5:00 p.m., October 7, 1998, approximately 4,723,859 shares of New West's common stock have been validly tendered and not withdrawn pursuant to the offer. In addition, the holders of convertible preferred stock and warrants of New West have entered into letter agreements in which they have agreed to convert or exercise such securities and tender the underlying shares of common stock in the offer. These agreements are being amended to reflect the changed $11.50 per share offer price. The number of underlying shares of common stock subject to such letter agreements is 806,563. The total number of such tendered or committed shares is approximately 5,530,000, which represents approximately 96.7% of the common stock of New West, assuming conversion of all convertible preferred stock and exercise of all warrants.

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Any expectations, beliefs, and other non-historical statements contained in this press release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Actual results may differ materially due to a variety of factors that affect the Company. Forward-looking statements involve risks and uncertainties, including but not limited to, the uncertainty as to whether the transactions discussed in the press release will be completed. Such factors are described in a cautionary statement for purposes of the "Safe Harbor" provisions of the Act, contained in the Company's Report on Form 10-Q for the second quarter of 1998. Other risks and uncertainties are detailed from time to time in both National Vision's and New West's periodic reports filed with the Securities and Exchange Commission, including both companies' Annual Reports for 1997 on Form 10-K and first and second quarter 1998 reports on Form 10-Q.


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